CERTIFICATE OF AMENDMENT
                             TO THE
                      CERTIFICATE OF TRUST
                               OF
         FRANKLIN INSTITUTIONAL U.S. GOVERNMENT ARM FUND

The undersigned certifies that:

1.   The name of the business trust is FRANKLIN INSTITUTIONAL
     U.S. GOVERNMENT ARM FUND (the "Business Trust).

2.   The amendment to the Certificate of Trust of the Business
     Trust set forth below has been duly authorized by the Board of Trustees of the Business Trust.

     The First Article of the Certificate of Trust is hereby amended to read as follows:

     "The name of the Business Trust is the ADJUSTABLE RATE
     SECURITLES PORTFOLIOS".

3. Pursuant to 12 Del. Code (section) 3810(b) (1)c, this Certificate of Amendment to the Certificate of Trust of the Business Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

4. This Amendment is made pursuant to the Fourth Article of the Certificate of Trust which reserves to the Trustees the right to amend, alter, change or repeal any provisions contained in the Certificate of Trust.

     IN WITNESS WHEREOF, the undersigned, being a trustee of the Business Trust, has duly executed this Certificate of Amendnment this 18th day of October 1991.

                                /s/ Charles B.Johnson
                                Charles B. Johnson